CODE OF ETHICS AND TRADING POLICY
Saratoga Research and Investment Management
October 2012

Saratoga Research & Investment Management (the “Firm” or “SaratogaRIM”) is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”). The SEC requires us to maintain records and adopt policies and procedures reasonably necessary to prevent violations of the Investment Advisers Act of 1940 and other applicable federal rules and regulations. This Code of Ethics and Trading Policy (the “Code”) is intended to assist us in maintaining such records and disseminate to our employees our policies and procedures, and, beyond that, to state our broader policies regarding the Firm’s and our employees’ discharge of the fiduciary duty of loyalty we owe to our clients. Because we act as an investment adviser for our clients, we owe our clients the highest duty of loyalty. It is crucial that the Firm and each employee avoid conduct that is or may be inconsistent with that duty and avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety.

GENERAL INFORMATION

Basic Principles. This Code is based on a few basic principles: (i) the interests of our clients come before the interests of the Firm or any employee’s interest; (ii) each employee must avoid any actual or potential conflict between his or her or the Firm’s interests and the interests of our clients—both in the employee’s professional activities and in his or her personal investment activities; and (iii) employees must avoid any abuse of their positions of trust with, and responsibility to, the Firm and its clients, including taking inappropriate advantage of those positions.

The area most vulnerable to conflicts of interest and abuse of an employee’s position is personal securities trading. The Firm does not prohibit personal trading, but as a general rule, an employee’s attention to the securities markets should be focused to the maximum extent possible on serving the interests of our clients.

Categories of Employees. This Code recognizes that different employees have different responsibilities, different levels of control over the investment decision-making process for client accounts, and different levels of access to information about investment decision making and the implementation of that information. In general, the greater an employee’s control and access, the greater the potential for conflicts of interest in his or her personal investment activities. Recognizing that, employees are divided into two groups:

Investment Employees	All employees who (i) in the course of their regular functions or duties, make or participate in making investment decisions or recommendations (i.e., portfolio managers), or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (e.g., analysts) and (ii) all employees who execute a portfolio manager’s decisions (i.e., traders).

Access Persons	All employees1 who, in the course of their normal functions or duties, make, participate in, or obtain information regarding the purchases or sales of securities for client accounts.

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1     At times the Firm may have temporary personnel, such as independent contractors or clerical personnel provided by an agency. Generally, the nature of such personnel’s engagements and activities will not be such that they would be “Access Persons” if they were “employees.” The Firm will decide the status of those personnel on a case-by-case basis.

Other Important Concepts and Terms. This Code uses certain terms that have very specific meanings. Specially defined terms are capitalized. Some are defined in the context in which they are used and others, are described below.

Beneficial Interest
The concept of “beneficial ownership” of securities is used throughout this Code. It is a broad concept and includes many diverse situations. An employee has a “beneficial interest” in securities he or she owns directly and in securities owned by others specifically for the employee’s benefit. The Act extends beneficial ownership by an employee to include (i) securities held by an employee’s spouse, minor children and relatives who live full time in the employee’s home, (ii) securities held by another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, the employee obtains benefits substantially equivalent to ownership, and (iii) securities held by certain types of entities that the employee controls or in which he or she has an equity interest. Examples of some of the most common of these arrangements are set forth in Appendix 1. It is very important to review Appendix 1 in determining compliance with reporting requirements and trading restrictions.2

Contact Person	Many of the specific procedures, standards and restrictions described in this Code require an employee to consult with the Firm’s Chief Compliance Officer “CCO.” Aileen Braga is the Firm’s Chief Compliance Officer.

Covered Accounts	Many of the procedures, standards, and restrictions in this Code govern activities in “Covered Accounts.” This term refers to the following accounts:3

•        Securities accounts of which the Firm is the beneficial owner;

•        Any securities account registered in an employee’s name; and

•        Any account or security in which an employee has any direct or indirect “beneficial ownership interest.”

Covered Security	This Code (and our Insider Trading Policy, attached to this Code as Appendix 3) refers to transactions in “Covered Securities.” That term includes not only common stocks, but also options, rights, warrants, futures contracts, convertible securities or other securities. It does not relate to any security issued by the Government of the United States or by federal agencies that are direct obligations of the United States, bankers' acceptances, certificates of deposit, commercial paper, variable contracts issued by insurance companies, or securities of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with us.

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2    This broad definition of “beneficial ownership” is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability.  An employee may include in his or her Quarterly Report a  statement that the reporting of any securities transaction should not be construed as an admission that the employee is a beneficial owner of the security.  For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership by checking the appropriate box on the Quarterly Report.  Whether or not to disclaim beneficial ownership is a personal decision on which the Firm makes no recommendation. Employees may wish to consult their own advisers on this issue.

3     Covered Accounts  include accounts over which an employee does have “any direct or indirect influence or control.”  The most common example of this is where securities are held in a trust of which an employee is a beneficiary, but is not the trustee, and the employee has no control or influence over the trustee. The “no influence or control” exception is very limited and will be construed narrowly.

Thus, none of the reporting, preclearance or specific trading limitations in this Code (other than the general prohibition on insider trading) will apply to these types of securities.

Designated Account	Certain types of accounts in which the Firm (and through the Firm, the Firm’s owners) has a Beneficial Interest are technically covered by regulatory reporting and preclearance requirements but, because activities in those accounts are subject to supervision and scrutiny, the Firm has determined that they should not be subject to some of the other substantive provisions of this Code. Those accounts include investment partnerships of which the Firm is a general partner and accounts established to “seed” new investment products. Designated Accounts will be specifically identified as such by the CCO.

Exempted Securities
For purposes of this Code, bonds and other debt instruments that are not convertible into any equity security are considered “Exempted Securities” and are not subject to the “blackout period” rules and some of the other specific trading limitation imposed by this Code. Note: The quarterly reporting obligations described in this Code are imposed by law and apply even to Exempted Securities. Thus, even though you need not comply with the substantive limitations of this Code in effecting transactions in Exempted Securities, you still must report your transactions in Exempted Securities to the CCO. It is each employee’s responsibility to determine whether he or she must report a transaction or investment and whether or not the substantive limitations apply to a transaction. If you are in doubt as to whether a security is an Exempted Security, contact the CCO.

Specific Rules are not Exclusive. This Code’s procedures, standards and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and awareness that activities other than personal securities transactions could involve conflicts of interest. For example, accepting favors from broker-dealers could involve an abuse of an employee’s position. If there is any doubt about a transaction for a reportable account or for an employee’s personal account, the CCO should be consulted.

Rules Applicable to All Employees

All employees must comply with the following policies:

Illegal Activities. As a matter of policy and the terms of each employee’s employment with the Firm, the following types of activities are strictly prohibited:

1)	Using any device, scheme or artifice to defraud any client or prospective client or any party to any securities transaction in which the Firm or any of its clients is a participant;

2)
Making to any person, particularly a client or prospective client, any untrue statement of a material fact, or omitting to state to any person a material fact necessary in order to make the statements the Firm has made to such person, in light of the circumstances under which they are made, not misleading;

3)
Engaging in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon any client or prospective client, or upon any person in connection with any transaction in securities;

4)	Engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative, particularly with respect to a client or prospective client; and

5)
Causing the Firm, acting as principal for its own account or for any account beneficially owned by the Firm or any person associated with the Firm, to sell any security to, or purchase any security from, a client in violation of any applicable law, rule or regulation of a governmental agency.

“Insider Trading.” No employee may engage in what is commonly known as “insider trading” or “tipping” of “inside” information. The Firm has adopted an “Insider Trading Policy” that describes more fully what constitutes “insider trading” and the legal penalties for engaging in it. The Insider Trading Policy is attached as Appendix 3. Each employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if an employee believes he or she may have material nonpublic information.

Front-Running and Scalping. No employee may engage in what is commonly known as “front-running” or “scalping”—i.e., causing a Covered Account to buy or sell Covered Securities prior to a client’s purchase or sale of Covered Securities in order to benefit from price movement that may be caused by client transactions.4  To prevent front-running or scalping, no employee may cause a Covered Account to buy or sell a Covered Security (other than an Exempted Security) when he or she knows the Firm is actively considering a security for purchase or sale (as applicable) for client accounts.5  In determining whether or not to “pre-clear” a proposed transaction, the CCO will consider, among other things, whether any research, analysis or investment decision making is currently ongoing, or being considered, or in the process of being considered by the Firm, that could reasonably be expected to lead to a buy or sell decision for clients. Notwithstanding the foregoing, nothing in this paragraph will prevent the aggregation of orders for Designated Accounts with orders for other client accounts, even though those orders may be part of a purchase or sale program that may be implemented over a number of days.

Preclearance. No employee may buy, sell or pledge any security (other than an Exempted Security) for any Covered Account (other than a Designated Account) without first obtaining written clearance from the CCO before the transaction. If an employee has a managed account with SaratogaRIM then those trades do not need to be preapproved as the employee does not have any input in regards to the trades. The written clearance must specify the securities involved and the type of transaction proposed, and must be dated and signed by the CCO.
It is each employee’s responsibility to bring proposed transactions to the CCO’s attention and to obtain written clearance. Transactions effected without preclearance are subject, in the CCO’s discretion (after consultation with Kevin Tanner, President, if appropriate), to being reversed or, if the employee made profits on the transaction, to disgorgement of such profits. A form of request and approval is attached to this Code as Appendix 2-A.

The CCO need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an employee did not know of client trading activity or Client Investment Information, the CCO should not be expected to clear transactions in securities in which clients are currently invested or as to which the Firm has Client Investment Information.  Generally, only where the CCO determines that a particular transaction in a security does not, under the circumstances, create even the appearance of impropriety will he or she permit it.

Transaction orders must be filled within three (3) trading days after the day approval is granted. If pre- cleared, and such approved transactions are not completed in that time frame, a new clearance must be obtained.

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4    These practices may also constitute illegal “insider trading.”
5    Some of the other, more specific trading rules described below are also intended, in part, to prevent front-running and scalping.

“Blackout” Periods. No Access Person shall engage in transactions in Covered Securities for a Covered Account (other than a Designated Account) that he or she knows are securities that are recommended or about to be recommended for purchase or sale by the Firm for its own accounts or for the accounts of Clients, or securities that are being considered for purchase or sale by the Firm for its own accounts or the accounts of Clients, unless the transaction is conducted in accordance with the following:

1)
If an Access Person has knowledge that a Covered Security has been added (or is contemplated to be added to the Firm’s “Buy” or “Sell” list, the Access Person may not engage in any transactions in that security for a period of five days after such security was added to the Firm’s “Buy” or “Sell” list (i.e., “Watch List”); If the market price of the position is within 5% of the purchase or sell designated price, the Access person will be prohibited from executing transactions.

2)
If a Covered Security is purchased by both an Access Person and a client account on the same day, the Access Person’s trades may either be aggregated to obtain the same price as the client, or the Access Person’s trades must be placed after all client transactions in the security are complete.

3)	No Access Person shall sell any Covered Security that is being purchased for a client account until the “buy” program for that account has been completed or canceled.

4)
If a Covered Security is sold by both an Access Person and a client account, the Access Person’s trades may either be aggregated to obtain the same price as the client, or the Access Person’s trades must be placed after all client transactions in the security are complete.

5)	No Access Person shall purchase any Covered Security that is being sold by a client account until the Firm’s “sell” program has been completed or canceled.

6)	Short sales are permitted by Access Persons provided the securities are not on our watch list and meet the requirements of items 4 and 5.

Commissions. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions, but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

Gifts. On occasion, persons may be offered or may receive without notice, gifts from clients, brokers, custodians, vendors or other person. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of SaratogaRIM. Gifts with nominal value in excess of $150 must be approved by CCO.

Political Contributions: A “Covered Employee”:
1) May not make a contribution to an official of a government entity, who is in a position to influence the award of the government entity’s business. A contribution is defined as any gift, subscription, loan, advance or deposit of money or anything of value made for:
•      The purpose of influencing any election for federal, state or local office;
•      The payment of debt incurred in connection with any such election; and
•      Transition or inaugural expense incurred by a successful candidate for state or local office;

2) Is prohibited from engaging in a broad range of fundraising activities for Government officials or political parties in the localities where the advisor is providing or seeking business from a Government Client; and business from state and local government entities.

3) Are required to comply with the “play to play “ rules prohibitions on paying third parties to solicit business from state and local government entities.
The de minimis exception allows an Access Employee to contribute up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the item of the contribution and (ii) up to $150 to an official per election (with primary and general elections counting separately)if the covered associate was not entitled to vote for the official at the time of the contribution.

Duties of Confidentiality. All Client Investment Information and all information relating to client portfolios and any investment activities with respect to those portfolios is strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

Social Media. Covered Employees may not solicit business through personal social media accounts (e.g.,, Facebook and Twitter). Information regarding our firm should not be posted on personal sites as it can be considered advertising by the SEC. Employees may use LinkedIn to post employment and job descriptions.

Whistleblower provision.  A whistleblower is an individual who alone or with others provides information voluntarily to the SEC relating to a “possible violation of the federal securities laws (including rules and regulations thereunder) that has occurred, is ongoing or is about to occur without retaliation from SartaogaRIM. Although the Firm prefers for employees to direct their concerns directly to Kevin Tanner, President or Aileen Braga, CCO, you may go directly to the SEC website, www.sec.gov/whistleblower.

Rules Applicable to All Investment Employees

In addition to the policies under the heading “Rules Applicable To All Employees,” all Investment Employees must comply with the following policies:

New Issue Securities. No Investment Employee may purchase initial publicly-offered issues of securities (“New Issue Securities”), other than Exempted Securities, for any Covered Account (other than a Designated Account) without the express approval of the CCO.

Private Placements. As with all transactions in Covered Accounts, purchases of securities in “Private Placements” must be cleared in advance by the CCO. Private Placements present special issues for preclearance decisions.

Service as a Director. No Investment Employee may serve as a director of a publicly held company without prior approval by the CCO (or senior management, if the CCO is the proposed board member).
In the limited instances in which such service is authorized, Investment Personnel serving as directors will be isolated from other Investment Personnel who are involved in making decisions as to the securities of that company through procedures determined by the CCO (or other senior management) to be appropriate in the circumstances.

Employee Reporting

Initial Holdings Report. Each employee must, within ten (10) days after commencement of employment, disclose in writing to the CCO the identities, amounts and locations of all Covered Securities owned in all Covered Accounts in which such employee has a Beneficial Interest. That disclosure must include the date as of which the information is provided, which cannot be more than 45 days before the submission of the report. These reports may be made on the form attached as Appendix 2-B. You may attach a copy of the brokerage statements for Covered Accounts listed on Appendix 2-B in lieu a list of holdings. Thereafter you must advise the CCO and receive authorization prior to opening any new account.

Statement Requirements. Each employee is required to have copies of quarterly statements for Covered Accounts promptly sent to the Firm, to the attention of the CCO for accounts that are not linked to the SaratogaRIM accounts. In addition, each employee must provide statements for all transactions for any account: (i) that is not a client of the Firm, and (ii) for which the employee provides investment management services or voting advice (e.g., a family estate of which an employee is an executor. Notwithstanding the foregoing, employees need not report transactions with respect to Designated Accounts in which they have a Beneficial Interest; the Firm will already have records of such transactions as a result of its management activities for those accounts. Firm accounts will be provided to CCO from the Director of Operations on a quarterly basis.

Confidentiality. All Holdings Reports, periodic statements and Quarterly Reports will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to Kevin Tanner, President, in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts.

Procedures; Sanctions

Identification of Investment Employees and Other Access Persons. The CCO will maintain a current list of all Access Persons and will identify on that list which persons are also Investment Employees

Transaction Monitoring. To determine whether employees have complied with the rules described above (and to detect possible insider trading), the CCO will review periodic statements provided pursuant to these rules in a timely manner after their receipt. The CCO will compare periodic statements and records of preclearance activities to determine whether employees are complying with the preclearance requirements. The CCO will also compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential front-running, scalping, or other practices that could constitute or could appear to involve the abuse of an employee’s position.

Certification of Compliance. Each year, each employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions required to be reported. A form of such certification is attached to this Code as Appendix 2- D.

Retention or Reports and Other Records. The CCO will maintain, for at least five years, a confidential record (subject to inspection by regulatory authorities) of each reported violation of this Code and of any action taken as a result of such violation. The CCO will also cause to be maintained all other records relating to this Code that are required to be maintained by the Securities and Exchange Commission, including: copies of this Code, as it may be amended from time to time, copies of the lists of Access Persons and Investment Employees described above, copies of employees’ periodic statement, and each decision to approve an investment by a Covered Account in which an Investment Employee has a Beneficial Interest.

Reports of Violations. Any employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the CCO as soon as practicable. The CCO will then take such action as may be appropriate under the circumstances.

Sanctions. It is a term of each employee’s employment with the Firm, that the Firm may, if it discovers that an employee has failed to comply with the requirements of this Code, impose whatever sanctions the Firm considers appropriate under the circumstances, including censure, suspension, disgorgement of trading profits, limitations on permitted activities, or termination of employment.

ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION

I have read, understand, and acknowledge that I am subject to, and agree to abide by, the guidelines set forth in this Code of Ethics and Trading Policy. I further certify that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of this Code. I also acknowledge that I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of such policies and procedures outlined. I understand that any violation of this Code may lead to sanctions, including my dismissal for cause.

Name ________________________

Date _________________________

APPENDIX 1

BENEFICIAL OWNERSHIP

An employee has a “beneficial ownership” interest in Covered Securities whenever he or she has a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended. Examples of such pecuniary interests include (but are not limited to) when Covered Securities are owned:

1)	By an employee for his/her own benefit, whether bearer, registered in his/her own name or otherwise;

2)	By others for the employee’s benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;

3)        For an employee’s account by a pledgee;

4)
By a trust in which an employee has an income or remainder interest unless the employee’s only interest is to receive principal if (a) some other remainderman dies before distribution, or (b) if some other person can direct by will a distribution of trust property or income to the employee;

5)
By an employee as trustee or co-trustee, where either the employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as a blood relationship) has an income or remainder interest in the trust;

6)	By a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7)	By any partnership in which the employee, or a company the employee controls (alone or jointly with others), is a general partner;

8)        By a corporation or similar entity controlled by the employee alone or jointly with others;

9)        In the name of the employee’s spouse (unless legally separated);

10)
In the name of minor children of the employee or in the name of any relative of the employee or of his/her spouse (including an adult child) who is presently sharing the employee’s home. This applies even if the securities were not received from the employee and dividends are not actually used for the maintenance of the employee’s home;

11)
In the name of any person other than the employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the employee obtains benefits substantially equivalent to those of ownership;

12)
In the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the employee can vest or revest the title in himself/herself.

APPENDIX 2-A

PERSONAL SECURITY TRANSACTION AUTHORIZATION

(valid only for proposed trade date and two trading days thereafter)

Employee Name: ______________________________________

Account Title: _______________________________________

Proposed Trade Date: __________________________________

Security: ____________________________________________

Number of Shares: ____________________________________

Buy: ___________     Sell: ___________

AUTHORIZATION

1.	Has the security been approved for purchase or sale for client accounts within the last five business days or is currently under consideration for trading in client accounts?

Yes ___________   No ___________

2.      Are there currently any open orders for client accounts?

Yes ___________   No ___________

Request Approved     ____________  Request Denied   _______________
                                             (initial)                                                       (initial)

Chief Compliance Officer: _______________________________________

This form must be initialed by the Chief Compliance Officer PRIOR to entering into personal securities transactions.

Comments:

____________________________________________________________________________________________
____________________________________________________________________________________________
____________________________________________________________________________________________

APPENDIX 2-B

INITIAL OR ANNUAL HOLDINGS REPORT

I hereby certify that the following is a complete list of (i) all accounts with any brokerage firm or other financial institution through which any securities covered by this Code of Ethics and Trading Policy (the “Code”) may be purchased or sold in accordance with the Code, and (ii) all securities held in those accounts as of the date indicated below.

I understand that you require this list to monitor my compliance with the Firm’s Code and I agree to notify the Firm and obtain its consent before opening any new account that falls within the coverage of this Code of Ethics and Trading Policy.

Broker Name                                Account Number                                           Account Name                                 Relationship

Date as of which Information is Current:  ___________________

Signed: ____________________________________________

Print Name: _________________________________________

Date: _____________________________

APPENDIX 2-D

ANNUAL CERTIFICATE OF COMPLIANCE

I have read, understand, and acknowledge that I am subject to, and agree to abide by, the guidelines set forth in the Saratoga Research & Investment Management Code of Ethics and Trading Policy (the “Code”) and further certify that I have complied with that Code and with the Policy to Detect and Prevent Insider Trading attached to that Code since the last date of my Certification, and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.

Signed: ____________________________________________

Print Name: _________________________________________

Date: _____________________________

APPENDIX 2-E

CERTIFICATE OF RECEIPT

I hereby certify that

1.           I have read the Code of Ethics,

2.	I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of such policies and procedures outlined,

3.           I understand the obligations set forth therein applicable to me, and

4.           I agree to abide by and comply with such Code of Ethics.

Signed: ____________________________________________

Name (printed): ______________________________________

Date: _____________________________

APPENDIX 3

POLICY TO DETECT AND PREVENT INSIDER TRADING

Saratoga Research & Investment Management (the “Firm”) forbids you to trade, either personally or on behalf of others—including accounts managed by the Firm—on material nonpublic information, or communicating material nonpublic information to others in violation federal and state laws. This conduct is frequently referred to as “insider trading.” The Firm’s policy extends to activities within and outside your duties at the Firm.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to using material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.

Although the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)        trading by an insider while in possession of material nonpublic information,

2)
trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep such information confidential or was misappropriated, or

3)         communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If you have any questions after reviewing this policy statement you should consult the Chief Compliance Officer identified in the Firm’s Code of Ethics and Trading Policy.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company whose securities are the subject of trading activity. In addition, a person can be a “temporary insider’ if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. According to the United States Supreme Court, the company must expect an outsider such as a “temporary insider” to keep disclosed nonpublic information confidential and the relationship must at least imply such a duty before an outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is generally defined as information where there exists a substantial likelihood that a reasonable investor would consider such information important to making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information you should consider material includes, but is not limited to:

dividend changes,

earnings estimate,

changes in previously released earnings estimates,

significant merger or acquisition proposals or agreements,

major litigation,

liquidation problems, and

extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. United States, 108 U.S. 316 (1987), the Supreme Court considered certain information concerning the contents of a pending newspaper column that was expected to affect the market price of a security to be material information. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. Information is generally considered to be public information if it is information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation.

Penalties for Insider Trading

Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation:

civil injunctions,

treble damages,

disgorgement of profits,

jail sentences,

fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy (or other provisions of the Code of Ethics and Trading Policy of which this Insider Trading Policy is a part) can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

Procedures To Implement Insider Trading Policy
Before trading in the securities of a company—for yourself or others, including accounts managed by the Firm—about which you may have potential inside information, ask yourself the following questions:

1)
Is the information material? Would an investor consider it important in making investment decisions? Would the information substantially effect the market price of the securities if generally disclosed?

2)
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal, or other publications of general circulation?

If, after considering the above, you believe the information may be material and nonpublic:

1)        Report the matter immediately to the CCO.

2)	Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Firm.

3)
Do not communicate the information inside or outside the Firm, other than to the CCO. In addition, you should take care that the information is secure. For example, you should seal files and restrict access to computer files containing material nonpublic information.

4)
The CCO will instruct you to continue the prohibitions against trading and communication, or will allow you to trade and communicate the information. Any questions about whether information is material or nonpublic, the applicability or interpretation of these procedures or the propriety of any action, must be discussed with the CCO before you trade or communicate the information to anyone.

These procedures have been established to help you avoid insider trading, and to help the Firm prevent, detect and impose sanctions against insider trading. The preclearance, employee reporting requirements, and other procedures in the Firm’s Code of Ethics and Trading Policy are also intended to assist the Firm in complying with insider-trading-related laws, including detecting potential insider trading violations. You must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures consult the CCO.